Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY
FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800 or
610-525-2531 (evening)
tpeters@bmtc.com

Bryn Mawr Bank Corporation Announces Plan to Freeze Pension Plan

BRYN MAWR, Pa. February 12, 2008 - Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced that its board of directors has approved amending and freezing the Bryn Mawr Bank Corporation Pension Plan as of March 31, 2008.

The amendment closes the plan to future employees and discontinues future benefit accruals for current employees. No employees will lose their previously earned pension benefit. Benefits will continue to be paid according to the rules of the Plan. Concurrent with this change, the company announced that in addition to the existing dollar for dollar company match on the first 3% of base salary, the Bank will make an additional, fully vested discretionary contribution of 3% of employees’ base salary into their 401(k) accounts without regard to the employee deferral contributions.

“We found ourselves to be one of the few remaining Banks our size in our market with a defined benefit pension plan. We decided to move to a benefit structure and retirement plan that provides more predictable retirement costs,” said Ted Peters, Chairman and Chief Executive Officer.

“Our compensation and employee benefits package are extremely competitive. The enhanced 401(k) Plan, with the allowance for a fully vested company discretionary contribution of an additional 3% is a significant improvement to this plan,” added Peters.

About Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation, including its wholly owned subsidiary, The Bryn Mawr Trust Company, which was founded in 1889, has $1.0 billion in corporate assets and $2.2 billion in trust and investment assets under management and administration. Bryn Mawr Bank Corporation stock is publicly held and traded on the NASDAQ Global Market under the symbol of BMTC. Bryn Mawr Trust offers a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance, and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation. Headquartered in Bryn Mawr, Pennsylvania, Bryn Mawr Trust has eight full-service branches serving residents and businesses in the affluent “Main Line” suburbs of Pennsylvania. It also maintains seven limited service offices located in upscale adult communities.

Forward Looking Statements

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, target, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.